Exhibit 99.1
Guess?, Inc. Announces CFO Transition

LOS ANGELES – August 19, 2024 – Guess?, Inc. (NYSE: GES) today announced that Dennis Secor has been appointed Interim Chief Financial Officer of Guess?, effective August 26, 2024. Mr. Secor is a proven finance leader with deep knowledge of the apparel industry, and has previously served as Guess? CFO from 2006 to 2012. He will succeed Markus Neubrand, who is stepping down to pursue another opportunity that will bring him closer to his family.

Guess? has initiated a search for its next Chief Financial Officer, who is expected to be based out of the Company’s headquarters in Lugano, Switzerland, with the assistance of an executive search firm. Mr. Neubrand will remain at Guess? through September 30, 2024, to facilitate a seamless transition.

“On behalf of the entire Guess? team, I want to thank Markus for his contributions to the growth and success of the Company,” said Carlos Alberini, Guess? Chief Executive Officer. “We wish him all the best as he embarks on his next professional opportunity.”

Mr. Alberini continued, “We are again thankful to Dennis for taking on this important interim role as we conduct our search for our next CFO. With Dennis’s extensive experience and leadership and our strong finance team, we are confident that we will not miss a beat.”

Mr. Secor said, “It’s a transformative time at Guess?, and I am ready to hit the ground running as the team works to build on our forward momentum, strengthen our brands and continue to deliver value for our shareholders.”

About Dennis Secor

Mr. Secor currently serves as Executive Vice President, Finance at Guess?. Throughout his career, Mr. Secor has held numerous Chief Financial Officer positions at both publicly-listed and privately-held companies across a range of industries, including Fossil Group, Electronic Arts Canada, Torrid and Guess?. As Chief Financial Officer of Guess? Between 2006 and 2012, he managed all finance and accounting functions globally and implemented multiple growth and profitability initiatives, maintained a strong capital structure, supported global growth expansion and developed a strong global finance team. He also served as Interim CFO at Guess? from April 2022-July 2023.

About GUESS?, Inc.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. On April 2, 2024, the Company acquired all the operating assets and a 50% interest in the intellectual property assets of New York-based fashion brand rag & bone, a leader in the American fashion scene, directly operating stores in the U.S. and in the U.K., and also available in high-end boutiques, department stores and through e-commerce globally. As of May 4, 2024, the Company directly operated 1,048 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 533 additional retail stores worldwide. As of May 4, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contacts

Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578